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AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BEST BUY CO., INC.

EN ACQUISITION CORP.

AND

MUSICLAND STORES CORPORATION

December 6, 2000

i

SCHEDULES

Company Disclosure Letter
Parent Disclosure Letter

9.2  Officers With Knowledge

EXHIBITS

Exhibit A-1 Certificate of Merger
Exhibit A-2 Certificate of Ownership and Merger

ANNEX

Annex A Conditions of the Offer

INDEX OF DEFINED TERMS

Section Where Defined
Acquiring Person	Section 3.3
Agreement	Preamble
Antitrust Laws	Section 6.5
Appraisal Shares	Section 2.10
Benefit Plan	Section 3.15
Certificate of Merger	Section 2.1
Certificates	Section 2.6
Closing	Section 2.1
Closing Date	Section 2.1
COBRA	Section 3.15
Code	Section 2.5
Company	Preamble
Company Acquisition Proposal	Section 8.3
Company Authorizations	Section 3.9
Company Balance Sheet	Section 3.6
Company Balance Sheet Date	Section 3.5
Company Board	Section 3.3
Company Common Stock	Background
Company Confidential Information	Section 3.12
Company Disclosure Letter	Article III
Company Employees	Section 6.10
Company Financial Statements	Section 3.4
Company Intellectual Property	Section 3.12
Company Material Contracts	Section 3.21
Company Option	Section 2.5
Company Plans	Section 3.15
Company Proxy Statement	Section 3.24
Company Representatives	Section 6.1
Company Rights	Section 3.2
Company Rights Agreement	Section 3.2
Company SEC Documents	Section 3.4
Company Stockholder Approval	Section 3.3
Company Stockholder Meeting	Section 5.5
Company Stock Option Plans	Section 2.5
Company Subsidiaries	Section 3.1
Company Takeover Proposal	Section 6.1

Company Transaction Documents	Section 3.3
Conditions to the Offer	Section 1.1
Continuing Directors	Section 5.4
Delaware Law	Section 2.1
Distribution Date	Section 3.3
DLJ	Section 3.20
DLJ Opinion	Section 3.22
Drop Dead Date	Section 1.1
Effective Time	Section 2.1
Employee Obligation	Section 3.16
Environmental Laws	Section 3.13
ERISA	Section 3.15
ERISA Affiliate	Section 3.15
Exchange Act	Section 1.1
Exchange Ratio	Section 2.5
Filed Company SEC Documents	Article III
Filed Parent SEC Documents	Article IV
Fully Diluted Shares	Annex
GAAP	Section 3.4
Governmental Entity	Section 3.3
HSR	Section 3.3
Indemnified Parties	Section 6.7
Indemnified Party	Section 6.7
Information Statement	Section 3.24
Infringement	Section 3.12
Intellectual Property	Section 3.12
In the Money Options	Section 2.5
Inventions	Section 3.12
IP Rights	Section 3.12
IRCA	Section 3.16
Laws	Section 3.19
Litigation	Section 3.7
Marks	Section 3.12
Material Adverse Effect	Section 9.2
Maximum Premium	Section 6.7
Measurement Period	Section 2.5
Merger	Background
Merger Consideration	Section 2.5
Merger Sub	Preamble
Minimum Tender Condition	Annex A
New Plans	Section 6.10
Nondisclosure Agreement	Section 6.1
NYSE	Section 3.3
Offer	Background
Offer Documents	Section 1.1
Offer Price	Background
Old Plans	Section 6.10
Option Schedule	Section 3.2
Order	Section 6.5
Out of the Money Option	Section 2.5
Outside Date	Section 8.1

Owned Real Property	Section 3.11
Parent	Preamble
Parent Balance Sheet	Section 4.6
Parent Balance Sheet Date	Section 4.5
Parent Common Stock	Section 4.2
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.4
Parent Measurement Price	Section 2.5
Parent Option Plan	Section 2.5
Parent SEC Documents	Section 4.4
Parent Stock Option Plans	Section 4.2
Parent Stock Plan	Section 4.2
Payment Agent	Section 2.6
Payment Funds	Section 2.6
Preferred Stock	Section 3.2
Principal Stockholders	Background
Real Property Leases	Section 3.11
Schedule 14D-9	Section 1.2
SEC	Section 1.1
Section 16	Section 6.10
Securities Act	Section 3.4
Senior Preferred Stock	Section 3.2
Stockholder Agreement	Background
Subsidiary	Section 9.2
Superior Proposal	Section 6.1
Surviving Corporation	Section 2.1
Tax	Section 3.14
Taxable	Section 3.14
Tax Authority	Section 3.14
Taxes	Section 3.14
Tax Returns	Section 3.14
Termination Fee	Section 8.3
Top-Up Option Agreement	Background
Total Trading Volume	Section 2.5
Total Weighted Trading Price	Section 2.5
Transaction Documents	Section 3.3
Used	Section 3.12
Weighted Trading Price	Section 2.5

v

AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of December 6, 2000, by and among Best Buy Co., Inc., a Minnesota corporation ("Parent"), EN Acquisition Corp., a Delaware corporation ("Merger Sub"), and Musicland Stores Corporation, a Delaware corporation ("Company").

Background

    A.  The respective boards of directors of Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

    B.  In furtherance of such acquisition, Parent proposes to cause Merger Sub to make a tender offer (as such tender offer may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company, together with the associated Company Rights (the "Company Common Stock"), at a purchase price of $12.55 per share (such price, or any greater amount paid per share of Company Common Stock pursuant to the Offer, herein referred to as the "Offer Price"), net to the seller in cash, without interest on the terms and subject to the conditions set forth in this Agreement;

    C.  The respective boards of directors of each of Parent, Merger Sub and Company have approved the merger (the "Merger") of Merger Sub with and into Company following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned by Parent, Merger Sub or Company, other than Appraisal Shares, shall be converted into the right to receive the Offer Price in cash;

    D.  To induce Parent to enter into this Agreement, certain stockholders of Company (the "Principal Stockholders") have executed a stockholder support agreement (the "Stockholder Agreement") with Parent contemporaneously herewith.

    E.  To induce Parent to enter into this Agreement, Company has granted to Merger Sub an option to purchase such number of shares of Company Common Stock as described in, and upon the terms and subject to the conditions of, a "top-up" option agreement (the "Top-Up Option Agreement") executed contemporaneously herewith.

    NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

THE OFFER

    Section 1.1  The Offer.

    (a)  Commencement of Offer.  Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable but in no event later than December 27, 2000, Parent shall cause Merger Sub to and Merger Sub shall commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). Subject to the conditions of the Offer, Parent and Merger Sub shall use all reasonable efforts to consummate, or cause to be consummated, the Offer. The obligation of Merger Sub, and of Parent to cause Merger Sub, to consummate the Offer and to accept for payment and to pay for any shares of Company Common Stock tendered shall be subject to only those conditions to the offer set forth in Annex A (any of which may be waived by Merger Sub or Parent in its sole discretion) (the "Conditions to the Offer"). Notwithstanding the foregoing, without the prior written consent of Company, neither Merger Sub nor Parent shall waive or amend the Minimum Tender Condition (as defined in Annex A). Upon the terms and subject to the conditions of the Offer, Merger Sub will accept for payment and pay for, as soon as permitted under the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn prior to the expiration of the Offer.

    (b)  Expiration.  The initial expiration date of the Offer shall be the twentieth (20th) business day after the date of commencement of the Offer. Without the prior written consent of Company, neither Parent nor Merger Sub shall (i) reduce the Offer Price, (ii) change the form of consideration payable pursuant to the Offer, (iii) reduce the number of shares of Company Common Stock sought pursuant to the Offer, (iv) modify the conditions of the Offer in a manner adverse to holders of Company Common Stock, (v) impose additional conditions to the Offer, (vi) waive or amend the Minimum Tender Condition, or (vii) amend any other term of the Offer in any manner adverse to holders of Company Common Stock. In addition, Parent and Merger Sub agree that Merger Sub shall not terminate or withdraw the Offer or, except as provided in this Section 1.1(b), extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex A hereto shall not have been satisfied or earlier waived. If at any scheduled expiration date of the Offer, any of the conditions to the Offer described in Annex A hereto shall not have been satisfied or earlier waived but, in the reasonable belief of Parent, may be satisfied prior to May 31, 2001 (the "Drop Dead Date"), Merger Sub may extend the expiration date of the Offer for an additional period or periods of time until the earlier of (i) the date such conditions are satisfied or earlier waived and Merger Sub becomes obligated to accept for payment and pay for shares of Company Common Stock tendered pursuant to the Offer or (ii) this Agreement is terminated in accordance with its terms. Each extension of the Offer pursuant to the immediately preceding sentence shall be for a period of no more than ten (10) business days. Notwithstanding any provision of this Section 1.1(b) to the contrary, if at the expiration date of the Offer the conditions to the Offer described in Annex A have been satisfied or earlier waived, but there have been validly tendered and not withdrawn a number of shares of Company Common Stock which represents fewer than ninety percent (90%) of the number of shares of Company Common Stock outstanding as of the expiration of the Offer, then Merger Sub may extend the Offer for one (1) or more periods of no more than three (3) business days each, not to exceed twenty (20) business days in the aggregate; provided, however, that if Merger Sub extends the Offer pursuant to this sentence, Parent and Merger Sub shall waive during such period all conditions of the Offer set forth in Annex A other than (i) the Minimum Tender Condition and (ii) the conditions in paragraphs (a) and (b) of Annex A solely to the extent that Parent or Merger Sub would violate any Law, or injunction, writ or order in purchasing shares of Company Common Stock pursuant to the Offer. If on any scheduled expiration date of the Offer, any of the conditions to the Offer described in Annex A shall not have been satisfied or earlier waived but, in the reasonable belief of the Company, may be satisfied prior to the Drop Dead Date, then, if requested by the Company, Parent shall cause Merger Sub to and Merger Sub shall extend the Offer one or more times for an additional period or periods of time until the earlier of (i) the date such conditions are satisfied or earlier waived and Merger Sub becomes obligated to accept for payment and pay for shares of Company Common Stock tendered pursuant to the Offer, (ii) the date twenty (20) business days after the applicable waiting period under HSR has expired or been terminated or (iii) this Agreement is terminated in accordance with its terms.

    (c)  SEC and Delaware Filings for Tender Offer.  As soon as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC and the Secretary of State of the State of Delaware a Tender Offer Statement on Schedule TO with respect to the Offer which shall contain, among other things, an offer to purchase and a related letter of transmittal and other ancillary documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Parent shall deliver copies of the proposed forms of the Offer Documents to Company within a reasonable time prior to the commencement of the Offer for review and comment by Company and its counsel. Parent agrees to provide to Company and its counsel in writing any comments that Merger Sub, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Parent and Merger Sub shall promptly correct any information in the Offer Documents that shall have become false or misleading in any material respect and take all steps necessary to cause such Offer Documents as so corrected to be filed with the SEC and disseminated to the stockholders of Company, in each case as and to the extent required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). Parent shall deliver copies of the proposed form of corrected Offer Documents to Company within a reasonable time prior to their filing or dissemination for review and comment by Company and its counsel.

    (d)  Parent Funding.  Subject to the terms and conditions of this Agreement, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

    (e)  Assignment.  Merger Sub may, at any time, transfer or assign to one (1) or more corporations directly or indirectly wholly owned by Parent the right to purchase all or any portion of the Company Common Stock tendered pursuant to the Offer, but no such transfer or assignment shall relieve Parent or the Merger Sub of their obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Company Common Stock properly tendered and accepted for payment.

    Section 1.2  Company Actions.

    (a)  Consent to Offer, Merger and Transactions.  Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

    (b)  Filings; Board Recommendation; Stockholder Communication.  In accordance with Rule 14d-9(e) under the Exchange Act, Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time and including the exhibits thereto, the "Schedule 14D-9"), containing the determinations and recommendations described in Section 3.3(b), and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. Company hereby consents to the inclusion in the Offer Documents of the determinations and recommendations referred to in Section 3.3(b). Company shall deliver the proposed forms of the Schedule 14D-9 to Parent within a reasonable time prior to the commencement of the Offer for review and comment by Parent and its counsel. Company agrees to provide to Parent and its counsel in writing any comments that Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof. Company shall promptly correct any information in the Schedule 14D-9 that shall have become false or misleading in any material respect and take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of Company, in each case as and to the extent required by the Exchange Act. Company shall deliver copies of the proposed form of the corrected Schedule 14D-9 to Parent within a reasonable time prior to their filing or dissemination for review and comment by Parent and its counsel.

    (c)  Information and Materials to Parent.  In connection with the Offer, Company shall furnish to Parent, or cause to be furnished through its transfer agent or other representatives, mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of Company Common Stock as of a recent date and shall furnish Parent with such information and assistance (including updated security position listings and other available listings or computer files of record holders) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial stockholders of Company. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub shall, and shall cause each of their affiliates to, hold the information contained in any of such labels, lists and files in confidence, use such information only in connection with the

Offer and the Merger, and, if this Agreement is terminated, deliver to Company all copies of such information and extracts therefrom then in their possession or under their control.

    (d)  Parent Board Appointments; Powers of the Board.  The appointment of Parent representatives to the Company Board, the obligations of the Company with respect thereto and the approvals required until the Effective Time shall be governed by Section 5.4 of this Agreement.

ARTICLE II

THE MERGER

    Section 2.1  The Merger

    (a)  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Company in accordance with the Delaware General Corporation Law (the "Delaware Law"), whereupon the separate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the "Surviving Corporation").

    (b)  Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII at Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402, or at such other location as the parties may agree.

    (c)  Effective Time and Effect of Merger.  Upon the Closing, Company and Merger Sub shall deliver to the Delaware Secretary of State for filing a Certificate of Merger or a Certificate of Ownership and Merger, as applicable (in either case, the "Certificate of Merger") in the form of Exhibit A-1 or A-2, respectively, attached hereto, in accordance with the Delaware Law, and make all other filings or recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as is agreed by Parent and Company and specified in the Certificate of Merger (the "Effective Time"). The Merger shall have the effects set forth in Delaware Law.

    Section 2.2  Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation of Merger Sub in effect at the Effective Time until amended in accordance with applicable Law; PROVIDED, HOWEVER, that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the Corporation is MUSICLAND STORES CORPORATION" and such certificate of incorporation shall contain indemnification provisions consistent with the obligations set forth in Section 6.7.

    Section 2.3  Bylaws.  The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

    Section 2.4  Directors and Officers.  From and after the Effective Time until their successors are duly elected or appointed and qualified in accordance with the Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

    Section 2.5  Conversion of Securities.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Merger Sub or Company:

    (a)  Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock held directly by Parent, Merger Sub or any other subsidiary of Parent or held by Company as treasury shares, all of which shall be cancelled in accordance with Section 2.5(b), and Appraisal Shares, automatically shall be converted into the right to receive, pursuant to the provisions of this Section 2.5, the Offer Price in cash without interest (the "Merger Consideration"). If prior to the Effective Time there is any change in the outstanding shares of Company Common Stock, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of such shares, or stock dividend thereon, the cash payable pursuant to the Offer and the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

    (b)  Cancellation of Certain Shares.  Each share of Company Common Stock held directly by Parent, Merger Sub or any other subsidiary of Parent and each share of Company Common Stock held by Company as treasury stock, immediately prior to the Effective Time, shall be cancelled and extinguished, and no consideration shall be delivered therefor.

    (c)  Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (d)  Treatment of Company Stock Options.

       (i) Any shares of Company Common Stock acquired upon exercise of outstanding and vested options (each, a "Company Option") to purchase shares of Company Common Stock granted under any of the Company's 1988 Stock Option Plan, 1992 Stock Option Plan, 1994 Stock Option Plan, 1998 Stock Incentive Plan, or Stock Option Plan for Unaffiliated Directors (collectively, the "Company Stock Option Plans") prior to the expiration of the Offer and duly tendered pursuant to the Offer shall be purchased by the Merger Sub in connection with its purchase of shares of Company Common Stock pursuant to the Offer.

      (ii) Parent and the Company shall take all actions reasonably necessary to provide that, effective as of the Effective Time, (A) each outstanding Company Option which has an exercise price below the amount of the Merger Consideration (the "In the Money Options"), whether vested or unvested, shall be cancelled and (B) in consideration of such cancellation, Parent shall, or shall cause the Merger Sub to, pay to the holders of the In the Money Options as soon as practicable after the Effective Time, an amount in respect of each such Company Option equal to the product of (x) the excess of the amount of the Merger Consideration over the exercise price of each such Company Option and (y) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding and excise taxes).

      (iii) At the Effective Time, each outstanding and unexercised Company Option which is not an In the Money Option (each, an "Out of the Money Option"), whether vested or unvested, shall be assumed by Parent and converted into a fully vested option to purchase a number of whole shares of Parent Common Stock equal to the product, rounded to the nearest whole share, of (a) the number of shares of Company Common Stock subject to the original Company Option and (b) the Exchange Ratio, at an exercise price per share of Parent Common Stock, rounded to the nearest whole cent, equal to (x) the per share exercise price for the shares of Company Common Stock originally issuable pursuant to such Company Option divided by (y) the Exchange Ratio; PROVIDED, HOWEVER, that for any such option to which Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), applies, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. Each Out of the Money Option assumed by Parent shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plans and the agreements evidencing such options immediately prior to the Effective Time, except for the adjustments described above. Prior to the expiration of the Offer, Company shall take all actions (including, if appropriate, amending the terms of any option plan or arrangement) that are necessary and within its power to give effect to the transactions contemplated by this Section 2.5. On the Closing Date, Company shall deliver to Parent an updated Option Schedule current as of such date. Parent shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Parent Common Stock for delivery under Out of the Money Options assumed in accordance with this Section 2.5(d). As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) which will register the shares of Parent Common Stock subject to assumed Out of the Money Options to the extent permitted by federal and state securities Laws and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. The term "Exchange Ratio" means the ratio of (y) the Offer Price to (z) the Parent Measurement Price. The "Parent Measurement Price" shall be determined by dividing (i) the Total Weighted Trading Price by (ii) the Total Trading Volume. The "Total Weighted Trading Price" shall be the sum of the Weighted Trading Prices for the period of the ten (10) trading days ending on the third trading day immediately preceding the Effective Time (the "Measurement Period"). The "Weighted Trading Price" for any trading day shall be (i) the Total Trading Volume multiplied by (ii) the closing sale price of one share of Parent Common Stock on the New York Stock Exchange for such trading day. The "Total Trading Volume" shall be the sum of the daily volumes of Parent Common Stock on the New York Stock Exchange for each trading day during the Measurement Period.

      (iv) The Company shall use its reasonable best efforts to obtain all consents of the holders of the Company Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of a Company Option until all necessary consents in respect of such Company Option are obtained.

      (v) The provisions in any Benefit Plan other than the Company Stock Option Plans providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time.

    Section 2.6  Surrender of Certificates.

    (a)  Payment Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to Company to act as the payment agent (the "Payment Agent") in the Merger.

    (b)  Parent to Provide Merger Consideration.  At the Closing, Parent shall make available to the Payment Agent for payment in accordance with this Article II a cash amount equal to the aggregate Merger Consideration payable pursuant to Section 2.5, to be held by the Payment Agent for the benefit of and distributed to holders of such shares in accordance with this Agreement. The Payment Agent shall agree to hold such funds (the "Payment Funds") for delivery as contemplated herein. Any portion of the Merger Consideration made available to the Payment Agent hereunder to pay for shares of Company Common Stock for which appraisal rights as described in Section 2.10 have been perfected shall be returned to Parent upon demand. The Payment Funds shall not be used for any other purpose. The Payment Funds may be invested by the Payment Agent, as directed by the Surviving Corporation, in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) certificates of deposit, bank repurchase agreements and bankers acceptances of any bank or trust company organized under federal Law or under the Law of any state of the United States or the District of Columbia that has capital, surplus or undivided profits of at least $1,000,000,000 or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation. If for any reason the Payment Funds are inadequate to pay the Merger Consideration, Parent shall remain liable and shall promptly make available to the Payment Agent additional funds for the payment thereof. The Payment Funds shall not be used for any purpose except as expressly provided in this Agreement.

    (c)  Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Payment Agent to mail to each holder of record as of the Effective Time of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock which were converted into the right to receive the Merger Consideration (i) a letter of transmittal (which shall be in such form and have such provisions as Parent shall reasonably specify) and (ii) instructions for effecting the exchange of the Certificates for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in accordance with Section 2.5, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificates.

    In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to the transferee only if (i) the Certificates representing such shares of Company Common Stock surrendered to the Payment Agent in accordance with the terms hereof is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and it is otherwise in proper form to effect such transfer, (ii) the person requesting such transfer pays to the Payment Agent any transfer or other Taxes payable by reason of such transfer or establishes to the satisfaction of the Payment Agent that such Taxes have been paid or are not required to be paid, and (iii) such person establishes to the satisfaction of Parent that such transfer would not violate any applicable federal or state securities Laws.

    (d)  No Liability.  Notwithstanding anything to the contrary in this Section 2.6, none of the Payment Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to any person in respect of any Merger Consideration for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (e)  Termination of Payment Agent.  Any Merger Consideration made available to the Payment Agent pursuant to this Section 2.6 which remains undistributed for six (6) months after the Effective Time shall be returned by the Payment Agent to Parent, which shall thereafter act as Payment Agent, and thereafter any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of any funds to which such holder may be due, subject to applicable Law.

    Section 2.7  No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

    Section 2.8  Lost, Stolen or Destroyed Certificates.  If any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    Section 2.9  Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled, or shall be entitled to cause the Payment Agent, to deduct and withhold from the amounts payable pursuant to the Offer and the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Payment Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Payment Agent, as the case may be.

    Section 2.10  Appraisal Rights.

    (a)  Appraisal Rights.  Notwithstanding any provision of this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of Delaware Law shall not be converted into Merger Consideration as provided in Section 2.5, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of Delaware Law. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of Delaware Law.

    (b)  Loss of Appraisal Rights.  Notwithstanding the provisions of subsection (a) of this Section 2.10, if any holder who exercises appraisal rights under Section 262 of the Delaware Law shall effectively withdraw or lose such rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, the shares of Company Common Stock held by such holder automatically shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.5, without interest thereon, upon surrender of the Certificate or Certificates representing such shares.

    (c)  Parent Rights.  Company shall give Parent (i) prompt written notice of any written demands for payment under Section 262 of the Delaware Law, withdrawals of such demands and any other related instruments served pursuant to Section 262 of the Delaware Law received by Company and a true, correct and complete copy thereof, and (ii) the right to direct all negotiations and proceedings with respect to demands for payment under Section 262 of the Delaware Law. Company shall not voluntarily make any payment with respect to any demands for payment and shall not, except with the prior written consent of Parent and Merger Sub, settle or offer to settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the disclosure letter delivered by Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Letter"). The Company Disclosure Letter is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article III unless a cross-

reference is made to another paragraph which such disclosure also qualifies or the context of such disclosures makes it reasonably clear, if read in the context of such other section or subsection, that such disclosures are applicable to such sections or subsections.

    Section 3.1  Organization, Standing and Power.  Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has made available to Parent a true and correct copy of the certificate of incorporation and bylaws or other charter documents, as applicable, of Company and each Company Subsidiary, each as amended to date. Neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents. Company is the owner of all outstanding shares of capital stock of each of the Company Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. The Company Disclosure Letter includes a complete list of the Company Subsidiaries. All of the outstanding shares of capital stock of each Company Subsidiary are owned by Company free and clear of any liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Neither Company nor any Company Subsidiary directly or indirectly owns or has the right or obligation to acquire any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than, in the case of Company, the Company Subsidiaries.

    Section 3.2  Capital Structure.  The authorized capital stock of Company consists of 75,000,000 shares of Company Common Stock, 1,500,000 shares of senior preferred stock, par value $.01 per share (the "Senior Preferred Stock") and 5,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"), of which, as of the close of business on December 5, 2000, 32,125,155 shares of Company Common Stock were issued and outstanding, 4,585,350 shares of Company Common Stock were held by the Company in its treasury, and no shares of Senior Preferred Stock or Preferred Stock were issued and outstanding or in the Company's treasury. There are no other outstanding shares of Company Common Stock or Company voting securities of any kind and no outstanding commitments to issue any shares of Company Common Stock or voting securities of any kind after the date of this Agreement, other than pursuant to the exercise of options outstanding as of the date of this Agreement under the Company Stock Option Plans. All outstanding shares of Company Common Stock and all outstanding shares of the capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable; are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof; are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the certificate of incorporation or bylaws of Company or any Company Subsidiary, respectively, or any agreement to which Company or any Company Subsidiary, respectively, is a party or by which any of them, respectively, are bound; and were issued in compliance with all applicable federal and state securities Laws. As of the close of business on December 5, 2000, Company has reserved (i) 7,350,000 shares of Company Common Stock for issuance to employees, directors and consultants pursuant to the Company Stock Option Plans, of which 1,206,892 shares have been issued pursuant to option exercises or restricted stock grants, and 4,658,777 shares are subject to outstanding, unexercised options and (ii) 36,710,505 shares of Preferred Stock, designated as Series A Junior Participating Preferred Stock, for issuance in connection with the rights (the "Company Rights") issued pursuant to the Amended and Restated Rights Agreement dated as of March 13, 2000, between the Company and Norwest Bank Minnesota, National Association, as

Rights Agent (as amended from time to time, the " Company Rights Agreement"). Except (i) for the rights created pursuant to this Agreement and (ii) as set forth in this Section 3.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company or any Company Subsidiary is a party or by which any of them are bound obligating Company or any Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Neither Company nor any Company Subsidiary has issued any stock appreciation rights or phantom stock awards. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Company Common Stock (i) between or among Company or any Company Subsidiary, on one hand, and any of the Company stockholders, on the other hand, and (ii) to Company's knowledge, as of the date of this Agreement, among any of Company's stockholders or between any of Company's stockholders and any third party, except for the Stockholder Agreement. The Company Disclosure Letter contains a schedule (the "Option Schedule") that sets forth a true and complete list as of the close of business on December 5, 2000, of all holders of outstanding options under the Company Stock Option Plans, including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule (including any acceleration rights), the exercise price per share and the term of each such option. The terms of the Company Stock Option Plans permit the assumption of such Company Stock Option Plans by Parent or the substitution of options to purchase shares of Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of the outstanding options, the Company stockholders, or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the form made available to Parent.

    Section 3.3  Authority; Non-Contravention.

    (a) The execution, delivery and performance by Company of this Agreement and the Top-Up Option Agreement (collectively, the "Company Transaction Documents") and the consummation by Company of the transactions contemplated hereby and thereby are within Company's corporate powers and have been duly authorized by all necessary corporate action required to be taken by Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval to the extent required by Delaware Law and, in the case of the Top-Up Option Agreement, any stockholder approval that may be required pursuant to the rules of the New York Stock Exchange ("NYSE"). The Company Transaction Documents have been or will be duly executed and delivered by Company and, when so executed and delivered, will constitute the valid and binding obligations of Company, enforceable against Company in accordance with their terms. The Company Transaction Documents and the Stockholder Agreement are referred to herein collectively as the "Transaction Documents."

    (b) The Board of Directors of the Company (the "Company Board") at a meeting duly called and held prior to the date of this Agreement, duly and unanimously adopted resolutions, which resolutions as of the date of this Agreement have not been amended or rescinded in any respect and are in full force and effect, (i) approving this Agreement, the Top-Up Option Agreement, the Offer, and the Merger, (ii) determining that the transactions contemplated by this Agreement, including each of the Offer and the Merger, are fair to and in the best interests of Company and its stockholders, (iii) recommending that the Company's stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, (iv) recommending that the Company's stockholders adopt this Agreement, to the extent required by applicable Law, and (v) declaring that this Agreement is advisable. In addition, the Company Board has taken action sufficient to (A) render the restrictions of Section 203 of the Delaware Law and (B) the Company Rights Agreement inapplicable (i) to Parent and Merger Sub solely by reason of their entering into this Agreement or consummating the Offer or the Merger or the grant or exercise of the Top-Up Option Agreement or entering into or consummating the transactions contemplated by the Stockholder Agreement, and (ii) to the Offer, the Merger and the other transactions contemplated by this Agreement, assuming the accuracy of Parent's representation in Section 4.9. No other state takeover statute or similar state Law applies or purports to apply to the Company with respect to this Agreement, the Offer, or the Merger.

    (c) If a vote on the Merger by the Company's stockholders is required under Delaware Law, the only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the Merger is the affirmative vote to adopt this Agreement by holders of record of 67% of all shares of outstanding Company Common Stock (the "Company Stockholder Approval").

    (d) The execution and delivery of this Agreement and the other Transaction Documents by Company or the Principal Stockholders, as applicable, do not, and the consummation and performance of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require a consent to assignment or a novation under (i) any provision of the certificate of incorporation or bylaws of Company or any Company Subsidiary, as amended, or (ii) assuming receipt of the Company Stockholder Approval, if applicable, and compliance with the matters referred to in Section 3.3(c), any provision of any Law binding upon or applicable to Company or any Company Subsidiary, or (iii) any contract, agreement, permit, concession, franchise or license applicable to Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) and (iii) as would not individually or in the aggregate have a Material Adverse Effect on Company.

    (e) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Company or any Company Subsidiary or, to Company's knowledge, the Principal Stockholders, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with respect to the Merger by the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and similar state antitrust statutes; (iii) compliance with any applicable requirements of the Exchange Act and similar state securities laws; (iv) those that may be required solely by reason of Parent's or Merger Sub's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (v) actions or filings which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect on Company or a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement; and (vi) filings and notices not required by a Governmental Authority to be made or given until after the Effective Time.

    (f)  Assuming the accuracy of Parent's representation in Section 4.10, the Company and the Company Board have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement and (ii) insure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement, the Top-Up Option Agreement, the Offer, the Merger, or any other transaction contemplated by this Agreement, (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Top-Up Option Agreement, the Offer, the Merger, or any other transaction contemplated by this Agreement and (C) the Company Rights shall expire immediately prior to the Effective Time.

    Section 3.4  SEC Documents; Financial Statements.  The Company has filed all reports, schedules, forms, statements or other documents required to be filed by the Company with the SEC since January 1, 1999 (collectively, the "Company SEC Documents"). All documents required to be filed as exhibits to the Company SEC Documents have been so filed. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the "Company Financial Statements") (i) fairly present the consolidated financial condition and the related consolidated statements of operations, of stockholder's equity, and of cash flows of Company and the Company Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments); (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates; and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto) or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q and Regulations S-K and S-X of the SEC.

    Section 3.5  Absence of Certain Changes.  Since September 30, 2000 (the "Company Balance Sheet Date"), through the date of this Agreement, Company and each of the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Company; (ii) any acquisition, sale or transfer of any material asset of Company or any Company Subsidiary; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its assets; (iv) any declaration, setting aside or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company or any Company Subsidiary of any of its shares of capital stock, respectively; (v) any material contract entered into by Company or any Company Subsidiary, other than as provided to Parent, or any material amendment or termination of, or default under, any material contract to which Company or any Company Subsidiary is a party or by which any of them are bound; (vi) any amendment or change to the certificate of incorporation or bylaws of Company or any Company Subsidiary; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Company or any Company Subsidiary to any of their respective directors, employees or consultants other than, with respect to non-officer employees and consultants only, any increases in the ordinary course of business consistent with past practice; or (viii) any agreement by Company or any Company Subsidiary to do any of the things described in the preceding clauses (i) through (vii).

    Section 3.6  Absence of Undisclosed Liabilities.  Neither Company nor any Company Subsidiary has obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in Company's balance sheet as at September 30, 2000 (the "Company Balance Sheet"), (ii) those obligations or liabilities (including contractual obligations) incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with prior periods, (iii) obligations or liabilities which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, or (iv) obligations or liabilities which are of a nature not required to be reflected on the consolidated financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP applied on a consistent basis.

    Section 3.7  Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation (collectively, "Litigation") pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company, threatened (including allegations that could form the basis for future action) against Company or any Company Subsidiary or any of their respective properties or officers or directors (in their capacities as such), which, if adversely determined could reasonably be expected to have a Material Adverse Effect on Company. As of the date of this Agreement, there is no judgment, decree or order against Company or any of the Company Subsidiaries, or, to the knowledge of Company, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Company. All Litigation to which Company or any of the Company Subsidiaries is a party (or, to the knowledge of Company, overtly threatened to become a party) as of the date of this Agreement is disclosed in the Company Disclosure Letter.

    Section 3.8  Restrictions on Business Activities.  There is no agreement pending or binding upon Company or any Company Subsidiary that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any current business practice of Company or any Company Subsidiary, any acquisition of property by Company or any Company Subsidiary or the conduct of business by Company or any Company Subsidiary as currently conducted by Company or any Company Subsidiary, respectively.

    Section 3.9  Governmental Authorization.  Company and each Company Subsidiary have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity necessary for each of them to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations does not or could not reasonably be expected to have a Material Adverse Effect on Company.

    Section 3.10  Personal Property.  The Company and each Company Subsidiary has good and valid title to, or in the case of leased property, has valid leasehold interests in, all personal, whether tangible or intangible, properties and assets necessary to conduct the business of the Company and each Company Subsidiary as currently conducted, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except to the extent that the failure of this representation and warranty to be true does not have and would not be reasonably likely to have, individually and in the aggregate, a Material Adverse Effect on Company. The plants, property and equipment of Company and each Company Subsidiary that are used in the operations of their respective businesses are in good operating condition and repair (normal wear and tear excepted), except to the extent that the failure of this representation and warranty to be true does not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

    Section 3.11  Real Property.

    (a) Company and each Company Subsidiary has good and marketable title to each parcel of real property owned in fee by it ("Owned Real Property") free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the Company Balance Sheet or otherwise disclosed in the Company Financial Statements, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other liens, mortgages, pledges, encumbrances and security interests that individually or in the aggregate have not resulted in or are not reasonably likely to result in a Material Adverse Effect on Company.

    (b) All leases, subleases and other agreements under which Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or any improvements on real estate (the "Real Property Leases") are valid, binding and in full force and effect and neither Company nor any Company Subsidiary is in default of any of the provisions of any Real Property Lease, except for such non-monetary defaults as have not had and are not reasonably likely to have, in the aggregate, with respect to all such Real Property Leases a Material Adverse Effect on the Company. The interests of Company and the Company Subsidiaries in the Real Property Leases are free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the Company Balance Sheet, and (ii) Taxes and general and special assessments not in default and payable without penalty and interest. No consent, authorization or approval of, or filing with, any third party to the Real Property Leases is required to be made or obtained by Company or any Company Subsidiary in connection with this Agreement, the other Transaction Documents, the Offer, or the Merger except for such consents, authorizations and approvals or filings, the failure of which to obtain or make are not reasonably likely to have, in the aggregate with respect to all such Real Property Leases, a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole. From and after the Effective Time, the Surviving Corporation and the Company Subsidiaries will have all of the same rights, benefits and privileges under the Real Property Leases as though the Surviving Corporation was the Company except for such exceptions as are not reasonably likely to have, in the aggregate with respect to all Real Property Leases, a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole.

    (c) The improvements constructed at each facility subject to a Real Property Lease or located on Owned Real Property, including without limitation all leasehold improvements and all fixtures owned, leased or used by Company or any Company Subsidiary at such facilities are: (i) structurally sound in all respects with no defects; (ii) in good operating condition and repair in all respects, subject to ordinary wear and tear; (iii) not in need of repair or correction except for ordinary routine maintenance and repair; and (iv) sufficient in all respects for the operation of Company's business as presently conducted, except to the extent that the failure of this representation and warranty to be true does not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

    Section 3.12  Intellectual Property.

    Except as would be reasonably likely to have a Material Adverse Effect on Company:

    (a) Company and the Company Subsidiaries own or are licensed to use, and in any event possess sufficient rights with respect to, all Intellectual Property (defined below) that is used, exercised or exploited ("Used") in, and necessary for, their respective businesses as currently conducted ("Company Intellectual Property," which term also includes all other Intellectual Property owned by or licensed to Company and the Company Subsidiaries now or in the past) without any conflict with or infringement or misappropriation of any rights or property of others ("Infringement"). Such ownership, licenses and rights are exclusive (A) except with respect to Inventions (defined below) in the public domain that are not important differentiators of Company's business and (B) except with respect to standard, generally commercially available, "off-the-shelf" third party products that are not part of any current product, service or Intellectual Property offering of Company. No Company Intellectual Property was conceived or developed directly or indirectly with or pursuant to government funding or a government contract. "Intellectual Property" means (i)  inventions (whether or not patentable); tradenames, trademarks, service marks, logos and other similar designations ("Marks"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; schematics; computer software (in source code and/or object code form); and all other intellectual and industrial property of any sort ("Inventions") and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto ("IP Rights"). All copyrightable matter within Company Intellectual Property has been created by persons who were employees of Company or any Company Subsidiary at the time of creation and no third party has or will have "moral rights" or rights to terminate any assignment or license with respect thereto. Neither Company nor any Company Subsidiary has received any written communication alleging or suggesting that or questioning whether Company or any Company Subsidiary has been or may be engaged in, liable for or contributing to any Infringement, nor does Company or any Company Subsidiary have any reason to expect that any such communication will be forthcoming.

    (b) To the extent included in Company Intellectual Property (but excluding Intellectual Property licensed to Company or any Company Subsidiary only on a nonexclusive basis and not material to Company's or any Company Subsidiary's business), the Company Disclosure Letter lists (by name, number, jurisdiction, owner and, where applicable, the name and address of each inventor) all patents and patent applications; all registered and unregistered Marks; and all registered and, if material, unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by Company or any Company Subsidiary. Neither Company nor any Company Subsidiary is aware of any questions or challenges (or any specific basis therefor) with respect to the validity of any of the foregoing issued or registered IP Rights (or any part or claim thereof).

    (c) There is, to the knowledge of Company, no unauthorized Use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of Company or any Company Subsidiary.

    (d) Company and each Company Subsidiary has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property with respect to which Company or any Company Subsidiary has exclusivity and that is not otherwise disclosed in published patents or patent applications or registered copyrights ("Company Confidential Information"). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements. Neither Company nor any Company Subsidiary has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow holder or other person any part of any source code.

    (e) To Company's knowledge, neither Company nor any Company Subsidiary is Using, and it will not be necessary for any of them to Use, (i) any Inventions of any of their respective past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by Company or any Company Subsidiary or (ii) any confidential information or trade secrets of any former employer of any such person.

    Section 3.13  Environmental Matters.  Company and each Company Subsidiary is and has at all times operated its business in material compliance with all Environmental Laws and to Company's knowledge, no material expenditures are or will be required in order to comply with such Environmental Laws. "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations and governmental requirements or directives or other obligations lawfully imposed by governmental authority under Laws pertaining to the protection of the environment, the protection of public health, the protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., and the Toxic Substances Control Act, 15 U.S.C. 2601, et seq.

    Section 3.14  Taxes.

    (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information statements, returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Company (collectively, "Tax Returns"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts due with respect to such Tax Returns on or before the Effective Time have been or will be paid on or before such date, unless the failure to so file Tax Returns and to so pay such amounts has not resulted or would not be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect on Company. Adequate provision has been made by Company for all Taxes since the Balance Sheet Date in accordance with GAAP on at least a quarterly basis.

    (b) Company has previously provided or made available to Parent true and correct copies of all Tax Returns filed since January 1, 1998. Company has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld and paid except for failures to withhold or pay such amounts which have not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, all federal income Tax Returns filed with respect to Taxable years of Company through the Taxable year ended December 31, 1999, in the case of the United States, have been closed. Company (or any member of any affiliated or combined group of which Company has been a member) has not been granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding or (to the knowledge of Company) investigation now pending or (to the knowledge of Company) threatened against or with respect to Company in respect of any Tax or assessment. No written notice of deficiency or similar document of any Tax authority has been received by Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues, if any, that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Company, materially and adversely affect the liability of Company for Taxes. There are no material liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Company. Since December 31, 1996, Company has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Company has complied in all material respects with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Company nor any person on behalf of Company has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of income tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of income tax Law) apply to any disposition of any asset owned by Company. None of the assets of Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Company has not made and will not make a deemed dividend election under Treas. Reg. 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Company has never been a party (either as a distributing corporation or as a corporation that has been distributed) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country and Company has not engaged in a trade or business within any foreign country. Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of federal or state Law. All material elections with respect to Company's Taxes made during the fiscal years ending December 31, 1997, 1998 and 1999 are reflected on the Company Tax Returns for such periods, copies of which have been provided or made available to Parent. Company is not party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Company is not subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162(a) (by reason of being unreasonable in amount), 162 (b) through (p) or 404 of the Code. Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than Company nor does Company owe any amount under any such Agreement. Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger. Company has received no notice or claim within the last three (3) years from or by any Tax Authority in a jurisdiction where Company has not filed Tax Returns that it is or may be subject to taxation by that Tax Authority, except where the failure to file such Tax Returns or pay Taxes to such Tax Authority does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

    (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, environmental tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.14, the term "Company" means Company and the Company Subsidiaries.

    Section 3.15  Employee Benefit Plans.

    (a) For all purposes under this Section 3.15, "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that, together with Company, is treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code. Except for the plans and agreements listed in the Company Disclosure Letter (collectively, the "Company Plans"), Company and its ERISA Affiliates do not maintain, are not a party to, do not contribute to and are not obligated to contribute to, and employees or former employees of Company and the ERISA Affiliates and their dependents or survivors do not receive benefits under, any of the following, whether or not set forth in a written document (each a "Benefit Plan"):

  (i)
  Any employee benefit plan, as defined in Section 3(3) of ERISA, including any retirement, defined contribution or capital accumulation plan;

  (ii)
  Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement; or

  (iii)
  Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in Section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or state insurance law continuation requirements.

    (b) Neither Company nor any ERISA Affiliate has terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in Section 3(37) of ERISA.

    (c) Company has provided to Parent complete, accurate and current copies of each of the following:

  (i)
  The text (including amendments) of each of the Company Plans, to the extent reduced to writing, including, but not limited to, (A) the Employee's Retirement Plan dated April 18, 1991; (B) the Capital Accumulation Plan dated August 9, 1995 and the First, Second, Third, Fourth and Fifth Amendments thereto dated January 1, 1996, January 1, 1997, August 15, 2000, October 13, 2000, and November 16, 2000, respectively; and (C) the Supplemental Executive Retirement Plan dated October 26, 1998.

  (ii)
  A summary of each of the Company Plans, to the extent not previously reduced to writing;

  (iii)
  With respect to each Company Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA), the following:

  (1)
  The most recent summary plan description, as described in Section 102 of ERISA;

  (2)
  Any summary of material modifications that has been distributed to participants but has not been incorporated in an updated summary plan description furnished under Subparagraph (1) above; and

  (3)
  The annual report, as described in Section 103 of ERISA, and (where applicable) actuarial reports, for the three most recent plan years for which an annual report or actuarial report has been prepared; and

  (iv)
  With respect to each Company Plan that is intended to qualify under Section 401(a) of the Code the most recent determination letter concerning the Company Plan's qualification under Section 401(a) of the Code, as issued by the Internal Revenue Service, and any subsequent determination letter application.

    (d) With respect to each Company Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA), the requirements of ERISA applicable to such Company Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect on Company.

    (e) With respect to each Company Plan that is subject to COBRA, the requirements of COBRA applicable to such Company Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect on Company.

    (f)  With respect to each Company Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such act applicable to such Company Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect on Company.

    (g) Each Company Plan that is intended to qualify under Section 401(a) of the Code meets the requirements for qualification under Section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under Section 401(b) of the Code and the regulations thereunder. Each such Company Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under Section 401(b) of the Code) and the applicable provisions of ERISA and the Code and the regulations thereunder, except to the extent that a failure to be so administered would not have a Material Adverse Effect on Company.

    (h) Neither Company nor any ERISA Affiliate has any accumulated funding deficiency under Section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA, except to the extent that any such liability would not have a Material Adverse Effect on Company. Company has provided to Parent a copy of the actuarially determined present value, as of January 1, 2000, of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Plan's most recent actuarial valuation) with respect to each Company Plan which is a single-employer plan and ERISA Affiliate plan, and since January 1, 2000, there has been no change in the financial condition of any such Company Plan nor any amendment or other change to any such Company Plan that reasonably could be expected to have a Material Adverse Effect on Company.

    (i)  All contributions, premiums or other payments due from the Company or any ERISA Affiliate to (or under) any Company Plan have been fully paid or adequately provided for on the Company Balance Sheet and on the subsequent books and financial statements of Company in accordance with GAAP except to the extent that failure to pay or provide for such contributions, premiums or other payments would not have a Material Adverse Effect on Company. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

    (j)  The consummation of the Merger will not result in any breach or violation of, or a default under, any of the Benefit Plans, except as would not individually or in the aggregate have a Material Adverse Effect on Company.

    (k) Except as required by applicable Law, neither the Company nor any Company Subsidiary nor any ERISA Affiliates have any obligations for retiree life and health benefits under any Benefit Plan. No action taken by the Company or any Company Subsidiary alters the Company's or any Company Subsidiary's, as applicable, ability to amend or terminate any retiree health or life plan in accordance with the written terms of such plan.

    (l)  Neither Company nor any Company Subsidiary maintains any Benefit Plan exclusively covering any employees employed outside of the United States, including, but not limited to, Puerto Rico.

    (m) Where required by law, the Company and each Company Subsidiary, as applicable, has timely filed or caused to be timely filed all annual returns or reports with the Internal Revenue Service (including, but not limited to, Form 5500) for each of the Company Plans. Each such annual return or report is complete and accurate in all material respects.

    (n) As of the date of this Agreement, neither the Company, any Company Subsidiary nor any of the Company Plans are under examination or investigation by either the Internal Revenue Service or the United States Department of Labor, and neither Company nor any Company Subsidiary is aware of any pending or threatened examinations or investigations.

    (o) Neither the Company, any Company Subsidiary nor any of the Company Plans has engaged in any prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

    (p) All cafeteria benefit plans maintained by the Company or any Company Subsidiary have been established and operated in a manner which complies with the requirements of Section 125 of the Internal Revenue Code.

    Section 3.16  Employees and Consultants.

    (a) Company has provided Parent with a true and complete list of the top twenty-four (24) most highly compensated employees of Company and the Company Subsidiaries, taken as a whole, as of the date hereof and the position and base compensation payable to each such individual. The Company Disclosure Letter contains a list of any written, and a description of any oral, employment agreements, consulting agreements or termination or severance agreements to which Company or any Company Subsidiary is a party.

    (b) Neither Company nor any Company Subsidiary is a party to or subject to a labor union or a collective bargaining agreement or arrangement and is not a party to any labor or employment dispute.

    (c) The consummation of the transactions contemplated herein will not result in (i) any amount becoming payable to any employee, director or independent contractor of Company or any Company Subsidiary, (ii) the acceleration of payment or vesting or the granting of any benefit, option, stock appreciation right, restricted stock award, phantom stock award or other right to which any employee, director or independent contractor of Company or any Company Subsidiary may be entitled, (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Company or any Company Subsidiary, or (iv) any material cost becoming due or accruing to Company, any Company Subsidiary or the Parent with respect to any employee, director or independent contractor of Company.

    (d) To the knowledge of Company, neither the Company nor any Company Subsidiary has any liability with respect to any employee of Company or any Company Subsidiary injured in the work place or in the course of his or her employment except for injuries that are covered by insurance or for which a claim has been made under workers' compensation or similar Laws or for such liabilities as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Company.

    (e) Company and each Company Subsidiary has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the knowledge of Company, the information and documents on which Company or a Company Subsidiary relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against Company or any Company Subsidiary pursuant to IRCA, and to the knowledge of Company, there is no basis for the filing of such a complaint that could reasonably be expected to have a Material Adverse Effect on Company.

    (f)  Neither Company nor any Company Subsidiary has received or been notified of any written complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by Law or contract, nor to the knowledge of Company, is there a basis for any complaint, except such complaints as could not reasonably be expected to have a Material Adverse Effect on Company.

    (g) Company and each Company Subsidiary has filed or will file all required reports and information with respect to its employees that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable Laws, including those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies, except to the extent that any such failure to file or comply would not have a Material Adverse Effect on Company.

    (h) Neither Company nor any Company Subsidiary is aware that any of its employees or contractors is obligated under any agreement, commitments, judgment, decree, order or otherwise (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of Company or the Company Subsidiary, as applicable, in a manner that could reasonably be expected to have a Material Adverse Effect on Company.

    Section 3.17  Related-Party Transactions.  Neither Company's nor any of the Company Subsidiaries' officers or directors or any of their respective affiliates (other than the Company or any of the Company Subsidiaries) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or the Company Subsidiaries, or any supplier, distributor or customer of the Company or the Company Subsidiaries, or any other relationship, contract, agreement, arrangement or understanding with the Company or any of the Company Subsidiaries required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

    Section 3.18  Insurance.  Company and each Company Subsidiary has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company and each Company Subsidiary, respectively, and all such policies and bonds are in full force and effect. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and each Company Subsidiary is otherwise in compliance with the terms of such policies and bonds. Neither Company nor any Company Subsidiary has been refused insurance with respect to the Company or any Company Subsidiary, respectively, nor has coverage with respect to the Company or any Company Subsidiary been cancelled or materially limited within the last three (3) years. To Company's knowledge, there are no threatened terminations of, or material premium increases with respect to, any of such policies.

    Section 3.19  Compliance with Laws.  Company and each Company Subsidiary has complied with, is not in violation of, and has not received any written notices of violation with respect to, any federal, state, county, municipal, local, foreign and other statutes, laws, ordinances, regulations, rules, policies, consent decrees, judicial or administrative orders or other similar requirements (collectively, "Laws") with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Company.

    Section 3.20  Brokers' and Finders' Fees; Other Fees.  Neither Company nor any Company Subsidiary has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of the Company, except for certain arrangements with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). All fees, however characterized, payable or incurred by Company or any Company Subsidiary in respect of services provided by accountants, lawyers and investment bankers to Company or any Company Subsidiary in connection with the negotiation and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not exceed $5,000,000.

    Section 3.21  Certain Contracts.  All contracts described in Item 601(b)(10) of Regulation S-K to which Company or any Company Subsidiary is a party or may be bound (the "Company Material Contracts") have been filed as exhibits to, or incorporated by reference in, Company's Annual Report on Form 10-K for the year ended December 31, 1999, and have not been amended in any respect since December 31, 1999. All Company Material Contracts are valid, enforceable and in full force and effect except to the extent that they have previously expired or been terminated in accordance with their terms, and neither Company nor any Company Subsidiary has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of any such Company Material Contract, except where the lack of validity, full force and effect, and enforceability or defaults could not reasonably be expected to have a Material Adverse Effect on Company.

    Section 3.22  Opinion of Financial Advisor.  The Company Board has received the written opinion of Company's financial advisor, DLJ, to the effect that as of the date of this Agreement, the cash consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair from a financial point of view to such holders (other than Parent and its affiliates). Company will provide to Parent a true, accurate and complete copy of such opinion (the "DLJ Opinion") promptly after receipt thereof by the Company.

    Section 3.23  Important Suppliers.  With respect to its suppliers, neither Company nor any Company Subsidiary has any material exclusive arrangements, rights of first refusal, requirements contracts, agreements for prominent and/or preferred placement or status, guaranteed minimum purchase agreements or similar arrangements. Set forth in the Company Disclosure Letter is a complete and accurate list of:

    (a) the names of the ten largest suppliers (by dollar volume) of products and services to Company or any Company Subsidiary during each of the Company's last two fiscal years, with a description of the existing contractual arrangements, if any, for continued supply from each such firm; and

    (b) the dollar volume of purchases from each supplier listed on the Company Disclosure Letter pursuant to paragraph (a) above during each of the last two (2) fiscal years.

    Section 3.24  Disclosure Documents.  None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Schedule 14D-9, the Offer Documents or the statement to be filed by Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (together with any supplements or amendments thereto, the "Information Statement"), shall, at the time such document is filed with the SEC or at the time such document is first published, sent or given to stockholders of Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The proxy statement of Company (the "Company Proxy Statement") to be sent to stockholders of Company in connection with the Merger, if required, shall not, at the time it (or any amendment or supplement thereto) is first mailed to stockholders of Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9, the Information Statement and the Company Proxy Statement, if required, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Company with respect to statements made or incorporated by reference therein based on information provided by Parent or Merger Sub for inclusion or incorporation by reference therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub, jointly and severally, represent and warrant to Company that the statements contained in this Article IV are true and correct, except as set forth in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents") or in the disclosure letter delivered by Parent to Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Letter"). The Parent Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article IV unless a cross reference is made to another paragraph which such disclosure also qualifies or the context of such disclosure makes it reasonably clear, if read in the context of such other section or subsection, that such disclosures are applicable to such sections or subsections.

    Section 4.1  Organization, Standing and Power.  Each of Parent and its direct and indirect wholly owned subsidiaries is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and such subsidiaries has the power, corporate or otherwise, to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on Parent. Parent has delivered to Company a true and correct copy of the articles or certificate of incorporation and bylaws of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of any of the provisions of its articles or certificate of incorporation or bylaws. Parent is the owner of all outstanding equity interests of each directly or indirectly wholly owned subsidiary and all such interests are duly authorized, validly issued, fully paid and nonassessable.

    Section 4.2  Capital Structure.  The authorized capital stock of Parent consists of 400,000,000 shares of common stock, par value $0.10 per share ("Parent Common Stock"), and 400,000 shares of preferred stock, par value $1.00 per share, of which there were issued and outstanding as of August 26, 2000, 207,595,000 shares of Parent Common Stock and no shares of such preferred stock. There are no other outstanding shares of capital stock or voting securities of Parent other than shares of Parent Common Stock issued after August 26, 2000, upon (i) the exercise of options issued under Parent's 1987 Employee Non-Qualified Stock Option Plan, 1987 Directors' Non-Qualified Stock Option Plan, 1994 Full-Time Employee Non-Qualified Stock Option Plan, 1997 Employee Non-Qualified Stock Option Plan and 1997 Directors' Non-Qualified Stock Option Plan (collectively, the "Parent Stock Option Plans") and (ii) the grant of stock under Parent's 2000 Restricted Stock Award Plan (the "Parent Stock Plan"). The authorized capital stock of Merger Sub consists of 3,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding and are held by Parent. All outstanding shares of Parent have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof and are not subject to preemptive rights, rights of first refusal or other similar rights created by statute, the articles of incorporation or bylaws of Parent or any agreement to which Parent is a party or by which it is bound.

    Section 4.3  Authority; Non-Contravention.

    (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement and the other Transaction Documents have been duly executed and delivered by each of Parent and Merger Sub and constitute the valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

    (b) The Board of Directors of Parent at a meeting duly called and held prior to the date of this Agreement, and the Board of Directors of Merger Sub prior to the date of this Agreement, duly and unanimously adopted resolutions, which resolutions as of the date of this Agreement have not been amended or rescinded in any respect and are in full force and effect, approving this Agreement, the Top-Up Option Agreement, the Stockholder Agreement, the Offer and the Merger.

    (c) The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require a consent to assignment or a novation under (i) any provision of the articles of incorporation or bylaws of Parent or any of its direct or indirect wholly owned subsidiaries, as amended, or (ii) any contract, agreement, permit, concession, franchise, license or Law applicable to Parent or any of such subsidiaries or their properties or assets except as would not individually or in the aggregate have a material adverse effect on Parent.

    (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of Parent's direct or indirect wholly owned subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Documents by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with respect to the Merger by the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business; (ii) compliance with any applicable requirements of HSR and similar state antitrust statutes; (iii) compliance with any applicable requirements of the Exchange Act and similar state securities laws; (iv) those that may be required solely by reason of Company's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (v) actions or filings which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect on Company, or a material adverse effect on Parent, Merger Sub, or the Surviving Corporation and its Subsidiaries, taken as a whole, and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement; and (vi) filings and notices not required by a Governmental Authority to be made or given until after the Effective Time.

    Section 4.4  SEC Documents; Financial Statements.  Parent has furnished to Company a list of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since January 1, 1999, and, prior to the Effective Time, Parent will have furnished Company a list of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the "Parent SEC Documents"). All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its direct or indirect wholly owned subsidiaries is in default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") fairly present the consolidated financial condition and the related consolidated statements of operations, of stockholder's equity, and of cash flows of Parent at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC).

    Section 4.5  Absence of Certain Changes.  Since August 26, 2000 (the "Parent Balance Sheet Date"), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a material adverse effect on Parent.

    Section 4.6  Absence of Undisclosed Liabilities.  Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet of Parent for the period ended August 26, 2000 (the "Parent Balance Sheet"), (ii) those obligations or liabilities (including contractual obligations) incurred in the ordinary course of business since the Parent Balance Sheet Date in amounts consistent with prior periods, and (iii) those incurred in connection with the execution of this Agreement.

    Section 4.7  Employee Benefit Plans.  With respect to each Benefit Plan of Parent that is an employee benefit plan (as defined in Section 3(3) of ERISA), the requirements of ERISA with respect to such Benefit Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a material adverse effect on Parent.

    Section 4.8  Certain Information.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Company Proxy Statement, if required, shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading (i) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the time such document is filed with the SEC, at the time such document is first published, sent or given to stockholders of Company and at the time of consummation of the Offer and (ii) in the case of the Company Proxy Statement, if required, at the time it (or any amendment or supplement thereto) is first mailed to stockholders of Company and at the time of the Company Stockholder Meeting. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation reference therein.

    Section 4.9  Financing.  Parent and Merger Sub collectively will have at the expiration date of the Offer and at the Effective Time, and Parent shall make available to Merger Sub, sufficient funds to enable Merger Sub to pay for all shares of Company Common Stock tendered pursuant to the Offer, to perform Parent and Merger Sub's obligations under this Agreement, and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

    Section 4.10  Stock Ownership; Interested Stockholders.  As of the date hereof, neither Parent nor Merger Sub beneficially owns any Company Common Stock and neither Parent nor Merger Sub is an "interested stockholder" of the Company, as such term is defined in Section 203(c)(5) of Delaware Law.

    Section 4.11  Brokers' and Finders' Fees.  In the event this Agreement is terminated pursuant to Section 8.1, Company will incur no liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

    Section 5.1  Conduct of Business of Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), to carry on its and the Company Subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Company further agrees to (i) pay and to cause the Company Subsidiaries to pay debts and Taxes when due, subject to good faith disputes over such debts or Taxes, and (ii) to use all reasonable efforts consistent with past practice and policies to preserve intact its and the Company Subsidiaries' present business organizations, keep available the services of its and the Company Subsidiaries' present officers and key employees and preserve its and the Company Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it or the Company Subsidiaries, to the end that its and the Company Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time in all material respects. Company agrees to promptly notify Parent of any event or occurrence not in the ordinary course of its or the Company Subsidiaries' business, and of any event that could have a Material Adverse Effect on Company. Without limiting the foregoing, except as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, or allow, cause or permit any of the Company Subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent, which consent shall not be unreasonably delayed or withheld:

    (a) Charter Documents. Cause or permit any amendments to its certificate of incorporation or bylaws;

    (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock; or

    (c) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) and (b) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

    Section 5.2  Additional Covenants of Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.2 of the Company Disclosure Letter, Company shall not do, cause or permit any of the following, or allow, cause or permit any of the Company Subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent, which consent shall not be unreasonably delayed or withheld:

    (a) Material Contracts. Enter into any material contract, agreement, lease, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses, other than in the ordinary course of business and consistent with past practice;

    (b) Stock Options, etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Company Stock Option Plans or otherwise or authorize cash payments in exchange for any such options or rights then outstanding;

    (c) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

    (d) Intellectual Property. Transfer to or license any person or entity or otherwise extend, amend or modify in any material respect any rights to Intellectual Property, other than the grant of non-exclusive licenses in the ordinary course of business and consistent with past practice and the grant of exclusive licenses in the ordinary course of business and consistent with past practice that represent licensing or royalty fees no greater than $1,000,000 in the aggregate;

    (e) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or proprietary technology other than in the ordinary course of business and consistent with past practice;

    (f)  Disposition. Sell, lease, license or otherwise dispose of or encumber any of its or the Company Subsidiaries' properties or assets that are material, individually or in the aggregate, to Company's and the Company Subsidiaries' business, taken as a whole, other than the closing of retail stores in the ordinary course of business and consistent with past practices;

    (g) Indebtedness. Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for short-term borrowings incurred in the ordinary course of business consistent with past practice not to exceed $50,000,000 at any one time;

    (h) Leases. Enter into any Real Property Lease or any other operating lease requiring total payments in excess of $250,000 in any one case or $2,000,000 in the aggregate other than Real Property Leases for retail stores in the ordinary course of business and consistent with past practice; provided all such new Real Property Leases shall generally comport and Company shall use its best efforts to cause all such renewal Real Property Leases to generally comport with the common terms and conditions set forth in Section 5.2(h) of the Company Disclosure Letter.

    (i)  Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $750,000 in any one case or $3,750,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

    (j)  Capital Expenditures. Incur or commit to incur any capital expenditures (other than expenditures in the existing capital expenditure forecast and budget, a copy of which is attached to the Company Disclosure Letter) in excess of $750,000 in any one case, or $3,750,000 in the aggregate; provided, however, that in no event shall Company or any Company Subsidiary make or commit to make any payments in excess of $500,000 in the aggregate for store computers and cash registers required to implement the Web-Enabled Store System;

    (k) Insurance. Reduce in any material manner the amount of any insurance coverage provided by existing insurance policies;

    (l)  Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

    (m) Employee Benefits. Take any of the following actions, unless otherwise contemplated by this Agreement or required by Law or obligations of Company or any Company Subsidiary existing as of the date of this Agreement and as identified in the Company Disclosure Letter: (i) increase or agree to increase the compensation payable or to become payable to its directors, officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and consistent with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, amend in any material respect or terminate any Company Plan, or (v) establish, adopt or enter into any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (n) Lawsuits. Commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills, (ii) with respect to employee and property matters in the ordinary course of business, (iii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of its business, provided that it consults with Parent prior to the filing of such a suit, or (iv) for a breach of this Agreement;

    (o) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

    (p) Taxes. Make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax return (other than any estimated tax returns, immaterial information or income tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that Parent shall not unreasonably withhold or delay approval of any of the foregoing actions;

    (q) Revaluation. Other than in the ordinary course of business, revalue any of its material assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable; or

    (r) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (q) above, or any action that would make any of its representations or warranties in any material respect contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

    Section 5.3  Notices.  Company shall give all notices and other information required to be given to the employees of Company or any Company Subsidiary, any collective bargaining unit representing any group of employees of Company or any Company Subsidiary, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable Law in connection with the transactions provided for in this Agreement.

    Section 5.4  Directors.

    (a)  Board of Directors.  Promptly upon the payment by Merger Sub for shares of Company Common Stock purchased pursuant to the Offer (assuming that the Minimum Condition has been met), and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board and the percentage that such number of shares of Company Common Stock so purchased bears to the number of shares of Company Common Stock outstanding, and Company shall, upon request of Parent, promptly increase the size of the Company Board or use its best efforts to secure the resignations of such number of directors as is necessary to provide Parent with such level of representation and shall cause Parent's designees to be so elected; PROVIDED, HOWEVER, that the Company Board shall continue to be comprised of no fewer than three (3) Continuing Directors until the Effective Time. Company will also use its best efforts to cause persons designated by Parent to constitute the same percentage as is on the entire Company Board to be on (i) each committee of the Company Board (some of whom may be required to be independent as required by applicable Law or rules of the NYSE), (ii) the board of directors of each Company Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable Law.

    (b)  Rule 14f-1.  Company's obligations to effect election of Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, if applicable. Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 5.4, including mailing to its stockholders the information required by such Section and Rule which, unless Parent otherwise elects, shall be so mailed together with the Schedule 14D-9. Company shall include in the Schedule 14D-9 such information with respect to Company and its officers and directors as is required under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 5.4. Parent shall promptly supply any information with respect to itself and its designees, officers, directors and affiliates required by such Section and Rule to Company.

    (c)  Approval Required.  During the period following the election or appointment of Parent's designees pursuant to this Section 5.4 until the Effective Time, the approval of a majority of the Continuing Directors then in office shall be required (and such authorization shall constitute the authorization of the Company Board, even if such majority of the Continuing Directors does not constitute a majority of all directors then in office, and no other action on the part of Company, including action by any other director of Company), to authorize (i) any amendment or termination of this Agreement or abandonment by Company or the Company Board of the plan of merger included in the Certificate of Merger, (ii) any amendment to the certificate of incorporation or bylaws of Company, (iii) any extension by Company or the Company Board of the time for the performance of any of the obligations or other acts of Parent or Merger Sub, including any extension of the Closing Date pursuant to Section 2.1 or any extension of the Effective Time of the Merger to any time subsequent to the time of filing of the Certificate of Merger pursuant to Section 2.1, (iv) any waiver of any of Company's rights hereunder, (v) any determination by the Company Board with respect to any Company Takeover Proposal or Superior Proposal, or (vi) any determination by the Company Board to withdraw, modify or change its approval, adoption and recommendation of this Agreement, the plan of merger included in the Certificate of Merger, or the Merger. For purposes of this Agreement, "Continuing Directors" shall mean the directors of Company not affiliated with Parent who were not designated by Parent and (A) were also non-management directors of Company on the date hereof or (B) were elected subsequent to the date hereof by, or on the recommendation of, (x) directors who were directors on the date hereof or (y) the Continuing Directors. If no such directors are then in office, no action described in clauses (i) - (vi) of this paragraph (c) shall be taken.

    Section 5.5  Meeting of Stockholders.

    (a)  Meeting of Stockholders.  Unless the Merger is consummated in accordance with Section 253 of the Delaware Law as contemplated by Section 5.5(c), and subject to applicable Law, promptly following the purchase of shares of Company Common Stock pursuant to the Offer, Company, acting through the Company Board, shall, in accordance with the Delaware Law, duly call, convene and hold a meeting of the stockholders of Company (the "Company Stockholder Meeting") for the purpose of approving the Merger and adopting the agreement of merger (within the meaning of Section 251 of the Delaware Law) set forth in this Agreement and shall submit this Agreement and the Merger to Company stockholders for approval at such meeting. Prior to the Effective Time, Parent shall not sell, transfer or otherwise dispose of any shares of Company Common Stock acquired by it, directly or indirectly, pursuant to the Offer, and in connection with the Company Stockholder Meeting, if required, Parent shall vote such shares of Company Common Stock (or cause such shares to be voted) in favor of the Merger and the agreement of merger set forth in this Agreement and shall take all such actions as may be required to consummate the Merger. Company shall use best efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by the Delaware Law and Company's certificate of incorporation or bylaws to obtain the approval for, and the approval of the Merger and the adoption of the agreement of merger set forth in this Agreement. Company agrees that, subject to its fiduciary duties, it shall include in the Company Proxy Statement the recommendation of the Company Board that the stockholders of Company approve and adopt this Agreement and the Merger.

    (b)  Company Proxy Statement.  Upon Parent's or Merger Sub's request, as promptly as practicable following the purchase of shares of Company Common Stock pursuant to the Offer, if stockholder approval of the Merger is required by law, Company shall prepare and file the Company Proxy Statement in preliminary form with the SEC and shall use its best efforts to respond to the comments of the SEC, if any, in connection therewith and to furnish all information regarding Company required in the Company Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Parent, Merger Sub and Company shall cooperate with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall furnish to Company the information relating to it required by the Exchange Act to be set forth in the Company Proxy Statement. Company shall cause the definitive Company Proxy Statement to be mailed to the stockholders of Company as promptly as practicable after filing with the SEC and, if necessary, after the definitive Company Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. Company shall not use any proxy material in connection with the meeting of its stockholders without Parent's prior approval.

    (c)  Statutory Merger.  Notwithstanding Sections 5.5(a) and (b), if Merger Sub shall acquire at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock, Company, Parent and Merger Sub, shall take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of Company's stockholders, in accordance with the Delaware Law.

    Section 5.6  Anti-Takeover Statutes.  If any anti-takeover or similar Law is applicable to the transactions contemplated hereby, Company represents that it has and will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such Law on the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

    Section 6.1  No Solicitation.

    (a) The Company shall not, and shall not permit any Company Subsidiary to, nor shall it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or Company Subsidiary (the "Company Representatives") to, directly or indirectly, (i) solicit, initiate, or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, a Company Takeover Proposal, or (ii) participate in any discussions or negotiations regarding a Company Takeover Proposal; provided, however, that, at any time during the period following the execution of this Agreement and prior to consummation of the Offer, if the Company receives a proposal or offer that was not solicited by the Company or a Company Representative and that the Company Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) could result in a third party making a Superior Proposal, and subject to compliance with Section 6.1(b), the Company Board (if it has determined in good faith after consulting with its outside legal counsel that its fiduciary duties require it to do so) may, or may authorize the Company Representatives, to (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such proposal or offer pursuant to a confidentiality agreement with terms no more favorable to such person than those contained in the Mutual Nondisclosure, Nonsolicitation and Exclusivity Agreement dated August 31, 2000 between Parent and Company (the "Nondisclosure Agreement"), and (y) participate in discussions or negotiations regarding such proposal or offer. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving Company or any Company Subsidiary, any proposal or offer for the issuance by the Company of over 15% of its equity securities as consideration for the assets or securities of any person, or any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company, in each case, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any proposal made by a third party to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, which a majority of the disinterested directors of the Company Board determines in its good faith judgment (i) to be on terms superior in value from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with the Company's independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to increase the Offer Price or otherwise amend the terms of the transactions contemplated by this Agreement) (ii) is not subject to a financing condition unless the Company Board determines in good faith, after consultation with its independent financial advisors, that such proposal is reasonably capable of being financed and (iii) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal. Without limiting the foregoing, it is understood that any violations of the restrictions set forth in this paragraph by any officer, director, financial advisor, attorney, representative, subsidiary or agent of Company, whether or not acting on behalf of Company, or authorized to act on behalf of the Company, shall be deemed to be a breach of this Section 6.1 by Company.

    (b) Company shall notify Parent promptly (and in any case prior to providing any information or access referred to below) after receipt by Company (or any Company Representative) of any Company Takeover Proposal or any request for non-public information in connection with a Company Takeover Proposal or for access to the properties, books or records of Company or any Company Subsidiary by any person or entity that informs Company that it is considering making, or has made, a Company Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Company shall continue to keep Parent informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

    (c) Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations by Company or any Company Representative with any parties conducted heretofore with respect to a Company Takeover Proposal, take the necessary steps to inform such parties of the obligations undertaken in this Section 6.1, and request that such parties promptly return all documents (and all copies thereof) furnished to them by Company or its representatives in connection with such activities, discussions and negotiations that embody any non-public information of Company.

    (d) Neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of the Company Board of this Agreement, the Offer or the Merger, or propose publicly to approve or recommend, a Company Takeover Proposal, unless a withdrawal or modification of such approval or recommendation is, in the good faith judgment of the Company Board after consultation with outside counsel, necessary to comply with its fiduciary obligations. Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law.

    (e) In addition to the rights of termination provided for in Article VIII of this Agreement, this Agreement may be terminated by the Company prior to consummation of the Offer, if (i) the Company is not in material breach of this Section 6.1, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company gives Parent notice (which may be revoked by the Company by a subsequent notice to that effect) in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, and (iii) Parent does not make, within four (4) business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable from the financial point of view, to the stockholders of the Company as the Superior Proposal. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fifth (5th) business day after it has provided notice (which has not been revoked) to Parent required thereby, and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

    Section 6.2  Access to Information.

    (a) Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Company's and the Company Subsidiaries' properties, books, contracts, commitments and records, (ii) all of Company's and the Company Subsidiaries' exempt (salaried) non-store employees who are employed at the level of director or above, advisers, representatives and agents, and (iii) all other information concerning the business, properties and personnel of Company and the Company Subsidiaries as Parent may reasonably request, subject to legally binding confidentiality restrictions with third parties in effect as of the date of this Agreement, in each case, for the purpose of confirming the representations and warranties of Company made herein and the performance by Company of all covenants to be performed by Company hereunder and for integration planning. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon reasonable request. Parent agrees that such requests will not interfere with normal seasonal operations of the Company.

    (b) Subject to compliance with applicable Law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

    (c) The Company shall promptly furnish to Parent a copy of each report, schedule, registration statement and other document filed after the date of this Agreement pursuant to the requirements of Federal or state securities Laws.

    (d) No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    Section 6.3  Confidentiality.  The parties acknowledge that Parent and Company have previously executed the Nondisclosure Agreement, the confidentiality provisions of which shall continue in full force and effect in accordance with its terms.

    Section 6.4  Public Disclosure.  Unless otherwise permitted by this Agreement, Parent, Merger Sub, and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by applicable Law or to comply with the rules and regulations of the SEC or any obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers, Inc.

    Section 6.5  Consents; Cooperation.

    (a) Each of Parent and Company shall promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Offer and the Merger, including those required under HSR, and shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under, or to deliver notice of the Merger as required by, any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade Law.

    (b) Each of Parent and Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use all reasonable efforts to contest and resist vigorously any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) May 30, 2001, or (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Parent and Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

    (c) Notwithstanding the foregoing, neither Parent nor Company shall be required to agree, as a condition to any required approval of the Merger and the transactions contemplated hereby, to divest itself of or hold separate any subsidiary, division or business unit that is material to the business of such party and its subsidiaries, taken as a whole, the divestiture or holding separate of which would be reasonably likely to have a material adverse effect on (A) the business, properties, assets, liabilities, financial condition or results of operations of such party and its subsidiaries, taken as a whole or (B) the benefits intended to be derived as a result of the Merger.

    Section 6.6  Update Disclosure; Breaches.  From and after the date of this Agreement until the Effective Time, the Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. From and after the date of this Agreement until the Effective Time, Company shall provide to Parent true, accurate and complete copies of any amendment to or revisions of the DLJ Opinion. The delivery of any notice or document pursuant to this Section 6.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

    Section 6.7  Indemnification.

    (a) The certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article IV of the certificate of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary, unless such modification shall be required by Law, and during such period Parent agrees that the certificate of incorporation and bylaws of each Company Subsidiary shall provide for the same rights as provided under such Article IV for all persons standing in a comparable relationship to any Company Subsidiary.

    (b) From and after the consummation of the Offer, each of Parent and Company, and from and after the Effective Time, the Surviving Corporation, shall, to the fullest extent permitted under applicable Law or the Company's certificate of incorporation or by-laws in effect on the date of this Agreement, indemnify and hold harmless each present and former director, officer, employee and agent of the Company or any Company Subsidiary (each, together with each person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including advancing attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement.

    (c) For a period of six (6) years after the Effective Time, Parent shall use reasonable efforts to cause to be maintained in effect the current policies of directors and officers liability insurance maintained by the Company and Company Subsidiaries (provided that Parent may substitute therefor policies from reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified Parties) with respect to claims arising from and related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make premium payments for such insurance in excess of $700,000 per year (the "Maximum Premium"). If such insurance coverage can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Premium.

    (d) In the event the Surviving Corporation, Parent or any successor to the Surviving Corporation or Parent (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any person, then, and in each case, proper provision shall be made so that the successors of the Surviving Corporation honor the obligations of the Surviving Corporation and Parent set forth in this Section 6.7.

    (e) The provisions of this Section 6.7 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

    Section 6.8  Legal Requirements.  Each of Parent and Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

    Section 6.9  Additional Agreements; Reasonable Efforts.  Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of Company described in Section 5.5, if applicable, including cooperating fully with the other parties, including by provision of information. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    Section 6.10  Employee Benefits.

    (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Letter.

    (b) If prior to the Effective Time Parent agrees to grant options to acquire Parent's Common Stock to any officer or director of the Company prior to the Effective Time, the Board of Directors of Parent, or any appropriate committee of non-employee directors thereof, shall if necessary adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act ("Section 16") of options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

    (c) For a period of not less than one year following the Effective Time, Parent shall provide, or shall cause to be provided, to the employees of the Company and the Company Subsidiaries (the "Company Employees"), taken as a whole, employee benefits that are, in the aggregate, no less favorable than those described on Schedule 6.10(c) attached to the Company Disclosure Letter in connection with Section 6.10(c) thereof and provided by the Company and the Company Subsidiaries to non-officer Company Employees as of the date of this Agreement (it being understood that Company Employees who are officers of the Company and Company Subsidiaries shall be eligible hereunder only for the employee benefits available to non-officer Company Employees and that any additional benefits available to Company Employees who are officers will be considered by Parent at its sole discretion).

    (d) The Company shall (i) make required contributions to its Capital Accumulation Plan in the normal course consistent with past practice in January 2001 with respect to fiscal year 2000 service, (ii) prior to December 31, 2000, freeze all participation and benefit accruals under the Musicland Group, Inc. Employees' Retirement Plan, and (iii) prior to December 31, 2000, terminate its Employee Stock Purchase Plan.

    (e) For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any Company Employees after the Effective Time (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its affiliates before the Effective Time, to the same extent as such Company Employee was entitled before the Effective Time to credit for such service under any similar Company Plans. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under such New Plans replaces coverage under a comparable Company Plan, in which such Company Employee participated immediately before the Effective Time and previously described to Parent (such plans, collectively, the "Old Plans") ; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all preexisting condition exclusions and actively at work requirements of such New Plan to be waived for all such employees and his or her covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and are not satisfied as of the Effective Time), and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

    (f)  Subject to compliance by Parent with its obligations under Section 6.10(a) and 6.10(c), nothing contained in this Section 6.10 or elsewhere in this Agreement shall be construed to prevent (i) the termination of employment of any individual Company Employee, (ii) any change in the employee benefits available to any individual Company Employee, (iii) the amendment or termination of any particular Company Plan to the extent permitted by its terms as in effect immediately prior to the Effective Time, or (iv) limiting, in whole or in part, bridging of service on a prospective basis under the New Plans.

ARTICLE VII

CONDITIONS TO THE MERGER

    Section 7.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

    (a)  Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval to the extent required by the Delaware Law.

    (b)  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the Merger shall be in effect, nor shall there be in effect any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted promptly.

    (c)  HSR Act.  The applicable waiting period under the HSR Act shall have expired or been terminated.

    d)  Purchase of Company Common Stock.  Merger Sub shall have purchased shares of Company Common Stock pursuant to the terms and conditions of the Offer.

ARTICLE VIII

TERMINATION, EXPENSES, AMENDMENT AND WAIVER

    Section 8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company:

    (a) by mutual written consent of Company and Parent provided that, any such consent shall require the concurrence of a majority of the Continuing Directors if it occurs after the purchase by Merger Sub of shares of Company Common Stock pursuant to the Offer; or

    (b) by either Company or Parent if the Offer shall not have been consummated by May 31, 2001 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of or resulted in the failure of the Offer to be consummated on or before such date); or

    (c) by either Company or Parent if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (d) by either Company or Parent if, as a result of the failure of any of the conditions set forth in Annex A to this Agreement, the Offer shall have expired in accordance with its terms and the requirements of Section 1.1 without Merger Sub having purchased any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition;

    (e) by Parent, if (i) the Company Board shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub; (ii) the Company Board fails to reaffirm its recommendation of this Agreement or the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Company Takeover Proposal that has not been withdrawn; (iii) the Company Board shall have recommended to the stockholders of Company a Company Acquisition Proposal; or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or any of its affiliates) and the Company Board shall not have sent to its stockholders pursuant to Rule 14e-2 within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer; or

    (f)  by Parent, if, prior to the consummation of the Offer, the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Annex A and (ii) has not been cured within twenty (20) business days after the giving of written notice to the Company of such breach (provided that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if it is then in material breach of any representation, warranty or covenant contained in this Agreement).

    (g) by Company if, prior to the consummation of the Offer, Parent or Merger Sub breach or fail to perform in any material respect any of the obligations to be performed by either of them under this Agreement, or if the representations and warranties of Parent and Merger Sub contained in this Agreement shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent or a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

    (h) by the Company prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer in accordance with the requirements of Section 6.1(e);

    (i)  by the Company if the Offer has not been commenced by December 27, 2000 unless the failure to commence the Offer is related to a breach of this Agreement by the Company; or

    (j)  by the Company if any event occurs which would result in the conditions set forth in paragraphs (e) or (f) of Annex A not being satisfied, and ten (10) business days have elapsed since such occurrence, unless Parent shall have waived its right to terminate this Agreement and its right not to consummate the Offer for the failure of such condition resulting from such event.

    Section 8.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except (a) as otherwise set forth in Section 8.3 and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 6.3 (Confidentiality), Section 8.3 (Expenses and Termination Fees) this Section 8.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

    Section 8.3  Expenses and Termination Fees.

    (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    (b) The Company shall pay to Parent:

    (i)
    a fee of $17,000,000 (the "Termination Fee") if this Agreement is terminated pursuant to either Section 8.1(e)(i), (iii) or (iv), or Section 8.1(h);

    (ii)
    the Termination Fee if (A) after the date of this Agreement and prior to the termination of this Agreement, any person makes a Company Takeover Proposal, (B) the Offer remains open until the scheduled expiration date immediately following the date such Company Takeover Proposal is made (or such later date as the Offer may be extended at the Company's request pursuant to Section 1.1), (C) the Minimum Tender Condition is not satisfied at the expiration of the Offer, (D) this Agreement is terminated pursuant to Section 8.1(d) and (E) within 12 months of such termination a Company Acquisition Proposal is consummated or the Company enters into an agreement to consummate a Company Acquisition Proposal and any Company Acquisition Proposal is thereafter consummated that includes the person party to such agreement, whether or not such consummation is within such 12-month period; and

    (iii)
    the Termination Fee if this Agreement is terminated pursuant to Section 8.1(e)(ii) and within 12 months of such termination either (x) the Company Acquisition Proposal is consummated or (y) the Company enters into an agreement to consummate a Company Acquisition Proposal and any Company Acquisition Proposal is thereafter consummated that includes the person party to such agreement, whether or not such consummation is within such 12-month period

    (c) Any fee due under Section 8.3(b)(i) shall be paid within two (2) business days after the termination of this Agreement. Any fee due under Section 8.3 (b)(ii) shall be paid at or prior to the consummation of the relevant transaction.

    All fees due under Section 8.3(b) shall be paid by wire transfer of same-day funds. Under no circumstances will the Company be obligated to pay fees pursuant to Section 8.3(b) in excess of $17,000,000 in the aggregate.

    (d) "Company Acquisition Proposal" shall mean a Company Takeover Proposal, provided that for the purpose of this definition, each reference to "15%" in the definition of Company Takeover Proposal shall be deemed a reference to "50%".

    Section 8.4  Amendment.  Subject to the requirements of Section 5.4(c) the boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to approval of the Agreement by the stockholders of Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Common Stock, (ii) alter or change any material term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Company Common Stock or would require the further approval of the Agreement by the stockholders of the Company under applicable Law.

    Section 8.5  Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

    Section 9.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:
Best Buy Co., Inc. 7075 Flying Cloud Drive Eden Prairie, MN 55344 Attention: Richard M. Schulze Facsimile No.: (952) 947-2195 Telephone No.: (952) 947-2000
with a copy to:
Best Buy Co., Inc. 7075 Flying Cloud Drive Eden Prairie, MN 55344 Attention: General Counsel Facsimile No.: (952) 995-4498 Telephone No.: (952) 947-2000
and
Robins, Kaplan, Miller & Ciresi L.L.P. 2800 LaSalle Plaza 800 LaSalle Avenue Minneapolis, MN 55402 Attention: John R. Houston Facsimile No.: (612) 339-4181 Telephone No.: (612) 349-8500
(b)	if to Company, to:
Musicland Stores Corporation 10400 Yellow Circle Drive Minnetonka, MN 55343 Attention: General Counsel Facsimile No.: (952) 931-8047 Telephone No.: (952) 931-8025
with a copy to:
Kaplan, Strangis and Kaplan, P.A. 5500 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: James C. Melville Facsimile No.: (612) 375-1143 Telephone No.: (612) 375-1138

    Section 9.2  Interpretation.  When a reference is made in this Agreement to "exhibits" or "schedules," such reference shall be to an exhibit or schedule to this Agreement unless otherwise indicated. The words "include,""includes" and "including" when used herein shall be deemed in each case to be followed by the words "but not limited to." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" on Company means any event, change, condition or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Company and the Company Subsidiaries, taken as a whole, except for any event, change, condition or effect (i) relating to the economy or financial markets in general (ii) a condition generally affecting retail participants in the segments in which the Company or Parent, as applicable, competes or (iii) arising from or related to the CD price fixing litigation brought by various states' Attorneys General and any related litigation. In this Agreement, any reference to the Company's "knowledge" means actual knowledge of the officers of the Company listed on Schedule 9.2 to this Agreement. In this Agreement, a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent or more of the equity interests of which) is owned directly or indirectly by such first person. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 9.3  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 9.4  Entire Agreement; No Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits, the schedules, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Nondisclosure Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except for the rights of the Company stockholders and optionholders to receive the consideration set forth in Article I of this Agreement and the provisions of Sections 6.7 and 6.10.

    Section 9.5  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    Section 9.6  Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    Section 9.7  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Minnesota, County of Hennepin, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Minnesota for such persons, and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

    Section 9.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

    Section 9.9  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature Page follows]

    IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

BEST BUY CO., INC.
By:	/s/ RICHARD M. SCHULZE Richard M. Schulze Chairman and Chief Executive Officer
EN ACQUISITION CORP.
By:	/s/ RICHARD M. SCHULZE Richard M. Schulze Chief Executive Officer
MUSICLAND STORES CORPORATION
By:	/s/ JACK W. EUGSTER Jack W. Eugster Chairman, President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX A

CONDITIONS TO THE OFFER

    Notwithstanding any other provision of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to applicable Law, pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, unless (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which represents at least sixty-seven percent (67%) of the Fully Diluted Shares (the "Minimum Tender Condition"), and (ii) any applicable waiting period under HSR shall have expired or been terminated. "Fully Diluted Shares" means all outstanding securities entitled to vote on the Merger on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than the potential dilution attributable to the Company Rights and shares of Company Common Stock issuable pursuant to the Top-Up Option Agreement. Furthermore, notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to applicable Law, pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, if at any time on or after the date of the Agreement and before the acceptance of such shares of Company Common Stock for payment or payment therefor, any one or more of the following conditions exists:

    (a)  Action or Proceeding.  There shall be pending any suit, action or proceeding that has a reasonable likelihood of success brought by any Governmental Authority against Parent, Company or any of their respective subsidiaries (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any shares of Company Common Stock by Merger Sub pursuant to the Offer or the consummation of the Merger, or seeking to obtain damages in connection with any such transactions that would result in a Material Adverse Effect on Company, (ii) seeking to prohibit or limit the ownership or operation by Company, Parent or any of their respective subsidiaries of all or any material portion of the business or assets of Company and its subsidiaries, Parent or any of its subsidiaries, or to compel Company, Parent or any of their respective subsidiaries to dispose of or hold separate all or any material portion of their respective business, as a result of the Offer, or the Merger; (iii) seeking to impose limitations on the ability of Parent, Merger Sub or any other affiliate of Parent to acquire or hold, or exercise effectively full rights of ownership of, any shares of Company Common Stock acquired by Merger Sub in the Offer or the Merger, including the right to vote any shares of Company Common Stock on matters properly presented to the stockholders of Company, including the approval and adoption of the Agreement, the plan of merger included in the Certificate of Merger, the Merger and the other transactions contemplated thereby; or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any respect the business or operations of Company and each of the Company Subsidiaries.

    (b)  New Law or Injunction.  There shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any Governmental Authority, any Law (other than HSR), or there shall have been issued any injunction, order or decree by any Governmental Authority, which (i) restrains or prohibits the making of the Offer or the consummation of the Merger; (ii) prohibits or limits ownership or operation by Company, Parent or Merger Sub of all or any material portion of the business or assets of Company or any Company Subsidiary, or compels Company, Parent or any of their respective Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any Company Subsidiary, in each case as a result of the consummation of the Offer, or the Merger; (iii) imposes limitations on the ability of Parent or Merger Sub to exercise effectively full rights of ownership of any shares of Company Common Stock acquired by Merger Sub in the Offer or the Merger, including the right to vote any such shares on all matters properly presented to the stockholders of Company, including the approval and adoption of the Agreement, the plan of merger included in the Certificate of Merger, the Merger and the other transactions contemplated thereby; or (iv) requires divestiture by Parent or Merger Sub of any shares of Company Common Stock acquired by Merger Sub in the Offer or the Merger.

    (c)  Representations and Warranties.  Any representation or warranty of Company in the Agreement (which for purposes of this clause (c) shall be read as though none of them contained any Material Adverse Effect or materiality qualifications) shall not be true and correct in all respects in each case as of the date of the scheduled expiration date of the Offer, as such date may be extended in accordance with the Agreement (other than representations and warranties made as of a specified date) and the failure to be true and correct, when taken together with all other such failures of the representations and warranties of Company in the Agreement (other than representations and warranties made as of a specified date) to be true and correct in all respects, in the aggregate, has had or would have a Material Adverse Effect on Company;

    (d)  Agreements and Covenants.  Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Company to be performed or complied with by it under the Agreement.

    (e)  Company Board's Recommendation.  The Company Board shall have modified or amended its recommendation of the Offer or the Merger in any manner adverse to Parent or Merger Sub, recommended acceptance of any Company Acquisition Proposal, or resolved to do any of the foregoing.

    (f)  Trading Limitations.  There shall have occurred and continued to exist any general suspension of, or limitation on, trading in securities on any national securities exchange or in the over-the-counter market in the United States (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers").

    (g)  Actions of Federal Reserve Board or Federal Governmental Authority.  The U.S. Federal Reserve Board or any other federal Governmental Authority shall have declared a general banking moratorium or general suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States.

    (h)  Other Change.  Except as disclosed in the Filed Company SEC Documents or the Company Disclosure Letter, since the date of this Agreement there shall have occurred any change, event or development which, either individually or in the aggregate, would or is reasonably likely to have a Material Adverse Effect on Company.

    (i)  Termination.  The Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole discretion; provided that the Minimum Tender Condition may not be waived or amended without the prior written consent of Company. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment shall forthwith be returned by the Payment Agent to the tendering stockholders.

2

Schedule 9.2

Officers

Jack W. Eugster

Keith A. Benson

Gilbert L. Wachsman

Jonathan T. M. Reckford

Robert Faulkner

Heidi M. Hoard

Linda A. Ruehle

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TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
Background
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO THE MERGER
ARTICLE VIII TERMINATION, EXPENSES, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS
ANNEX A
CONDITIONS TO THE OFFER
Schedule 9.2
Officers